SCHEDULE 14A
                                (RULE 14a-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

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    14a-6(e)(2))

                            K-tel International, Inc.
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                (Name of Registrant as Specified in Its Charter)



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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                            K-tel International, Inc.
                            2605 Fernbrook Lane North
                          Minneapolis, Minnesota 55447


            NOTICE OF POSTPONEMENT OF SPECIAL MEETING OF SHAREHOLDERS


                               TO BE POSTPONED TO
                                 AUGUST 19, 1997


To the Shareholders of K-tel International, Inc.:

         By Notice of Special Meeting of Shareholders dated July 15, 1997, a Special Meeting of Shareholders of K-tel International, Inc. (the "Company") was scheduled to be held on July 31, 1997, 10:00 a.m., local time, in the Company's executive offices located at 2605 Fernbrook Lane North in Minneapolis, Minnesota for the following purposes:

         (1) To consider and vote upon a proposal to approve the Purchase and Sale Agreement, dated as of March 3, 1997 ("the Purchase Agreement") between the Company and Platinum Entertainment, Inc. ("the Purchaser") and the transactions contemplated by the Purchase Agreement (the "Transactions"). The Transactions include the sale to the Purchaser of the Company's worldwide music business, other than its music business in Europe, through the sale of the stock of two domestic subsidiaries of the Company.

         (2) To transact such other business as may properly come before the Special Meeting of Shareholders and any adjournment thereof.

Notice is hereby given that the Special Meeting of the Shareholders has been postponed to and will be held on August 19, 1997, at 10:00 a.m., local time, in the Company's executive offices located at 2605 Fernbrook Lane North in Minneapolis, Minnesota.

         Only shareholders of record of shares of Common Stock of the Company at the close of business on July 7, 1997, the record date for the Special Meeting of Shareholders, are entitled to notice of and entitled to vote at the Special Meeting of Shareholders and any adjournment thereof. Shareholders of record were mailed a Proxy Statement describing the Transactions on or about July 21, 1997. Copies of this Proxy Statement and Proxy Card to vote the shares held of record on July 7, 1997, may be obtained by contacting Mark Dixon, Chief Financial Officer of the Company, at (612) 559-6800.

         The purchase price payable to the Company under the Purchase Agreement is $35,000,000 subject to an increase for the positive net tangible book value (as defined) at the time of closing of the two domestic subsidiaries of the Company (the "Music Subsidiaries") to be sold or a decrease for the negative net tangible book value of the Music Subsidiaries after all intercompany


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accounts are eliminated. At the time the Purchase Agreement was executed, the parties agreed that there was a negative adjustment of $4,874,000 based on the balance sheets as of January 31, 1997 for the Music Subsidiaries. Based on the balance sheets of the Music Subsidiaries as of March 31, 1997, the negative adjustment to the purchase price is estimated at approximately $3,268,000 which would result in a purchase price of $31,732,000 for the Music Subsidiaries. The book value adjustment will be made based on the book value of the Music Subsidiaries as of the date of closing and will be calculated after closing.

         Pursuant to Minnesota law, each shareholder has the right to exercise dissenters' rights. An explanation of dissenters' rights is included in the Proxy Statement, together with a copy of Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act ("MBCA").

         The affirmative vote of at least a majority of the outstanding shares of Common Stock of the Company is required to approve the Transactions. Approval of the Transactions is assured because Philip Kives, Chairman of the Board of the Company, is the beneficial owner of more than a majority of the outstanding shares of Common Stock of the Company and has agreed with the Purchaser to vote all of his shares in favor of approval of the Transactions. Nevertheless, the Company is holding the Special Meeting of Shareholders because shareholder approval of the Transactions is required under Section 302A.661 of the MBCA.

                                      By Order of the Board of Directors

                                      K-TEL INTERNATIONAL, INC.


                                      /s/ Philip Kives
                                      Philip Kives, Chairman of the Board


Minneapolis, Minnesota
July 30, 1997